Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Jim Huseby
+1.813.273.3000

Syniverse Technologies Announces

Completion of Tender Offer

Tampa, Fla. – September 6, 2005 – Syniverse Technologies (NYSE: SVR) announced today the expiration of its previously announced cash tender offer for any and all of the outstanding principal amount of its 12 3/4% Senior Subordinated Notes due 2009 (the “Notes”) and its related consent solicitation. The tender offer expired on September 2, 2005 at 12:00 midnight, New York City time (the “Expiration Date”).

As of the Expiration Date, $144,750,000 aggregate principal amount of the Notes had been tendered. Syniverse has accepted for payment all of such Notes, representing 90.9% of the outstanding Notes. Syniverse has received the requisite consents to adopt it proposed amendments with respect to the Notes. As a result, the previously executed supplemental indenture containing such amendments has become operative. Syniverse intends to redeem or repurchase any of the Notes that remain outstanding on or before February 1, 2006.

Lehman Brothers Inc. served as the Dealer Manager and Solicitation Agent for the Offer. The information agent was D.F. King & Company, Inc.

This press release does not constitute an offer to purchase, a solicitation of an offer to purchase, or a solicitation of consents with respect to the Notes nor is this announcement an offer or solicitation of an offer to sell new securities. The tender offer and consent solicitation were made solely by means of the Offer to Purchase and Consent Solicitation Statement, dated August 8, 2005.

About Syniverse

Syniverse is a leading provider of mission-critical technology services to wireless telecommunications companies worldwide. Syniverse solutions simplify technology complexities by integrating disparate carriers’ systems and networks in order to provide seamless global voice and data communications to wireless subscribers. Carriers depend on Syniverse’s integrated suite of services to solve their most complex technology challenges and to facilitate the rapid deployment of next generation wireless services. Syniverse provides services to over 330 telecommunications carriers in approximately 44 countries, including the ten largest U.S. wireless carriers and six of the ten largest international wireless carriers. Headquartered in Tampa, Fla., U.S.A., Syniverse has offices in major cities throughout North America, The Netherlands and the United Kingdom and a global sales force in the United Kingdom, Luxembourg, Italy, China, Hong Kong, Brazil, Slovakia and India. For more information, visit www.syniverse.com

Cautions about Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements regarding the Company’s plans, intentions and expectations. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements.

Syniverse Technologies • One Tampa City Center, Suite 700, Tampa, FL 33602 • Tel +1 888.724.3579 • Outside North America +1 813.209.5944

www.syniverse.com